EXHIBIT 3.45

STATE OF NEW JERSEY
DEPARTMENT OF TREASURY
CERTIFICATE RELATIVE TO CORPORATE FILING

RAMADA NEW JERSEY, INC.

I, the Treasurer of the State of New Jersey, do hereby certify that the above named business did on Febuary 13, 1981, file and record in this department a certificate of incorporation as by the statutes of this state required.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 6th day of December, 2006

Bradley Abelow
Treasurer

CERTIFICATE OF INCORPORATION
OF
RAMADA NEW JERSY, INC.
(Illegible)
(Illegible)

CERTIFICATE OF INCORPORATION
OF
RAMADA NEW JERSY, INC.
* * * * *

To:	The Secretary of State State of New Jersey
          THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a corporation pursuant to the provisions of Title 14A, Corporations, General, of the New Jersey Statutes, do hereby execute the following Certificate of Incorporation:
          FIRST: The name of the corporation is RAMADA NEW JERSEY, INC.
          SECOND: The purpose or purposes for which the corporation is organised are:
          To engage in any activity within the lawful business purposes for which corporations may be organised under the New Jersey Business Corporation Act.
          To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
          To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade name, relating to or useful in connection with any business of this corporation.
          To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, resign, exchange, transfer, mortgage, pledge or otherwise (Illegible) of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States or America, or by any foreign government, or by any state, territory, province, municipality, or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
          To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, war-

rants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage (Illegible) or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.
          To purchase, receive, (Illegible) by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold , (Illegible), employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to (Illegible), (Illegible), (Illegible), exchange, transfer or otherwise dispose of, or mortgage or pledge, all or (Illegible) of the (Illegible) property and (Illegible), or any interest therein, wherever situated.
          In general, to carry on any other business in connection with the foregoing, and to have (Illegible) all the powers conferred by Title (Illegible), Corporations, General, Revised Statutes of New Jersey, and to do any or all of the things hereinbefore set forth to the same extent as (Illegible) persons might or could do, and in any part of the world.
          The foregoing clauses shall be construed both as objects and powers and, (Illegible) where otherwise expressed, such objects and (Illegible) shall be (Illegible) listed or restricted by reference to or inference from the terms of any other clause in this certificate of incorporation. but the objects and powers so specified shall be regarded as independent objects and powers, and it is hereby ex-

pressly provided that the foregoing (Illegible) of specific power shall not be held to limit or restrict in any manner the powers of the corporation.
          THIRD: The aggregate number of shares which the corporation shall have authority to issue is one hundred (100) (Illegible) par value.
          FOURTH: The address of the corporation’s initial registered office is 20 (Illegible) State Street, Trenton, New Jersey (Illegible), and the name of the corporation’s initial registered agent at such address is The Corporation Trust Company.
          FIFTH: The number of directors constituting the initial board of directors shall be three (3); and the name and address of the directors are as follows:

NAME	ADDRESS

M. William (Illegible)	Ramada Inns Inc.
3838 East Van Buren
Phoenix, Arizona 85008

Thomas E. Martin	Ramada Inns Inc.
3838 East Van Buren
Phoenix, Arizona 85008

Joseph A. Loveland, Jr.	Ramada (Illegible) Inc.
3838 East Van Buren
Phoenix, Arizona 85008
          SIXTH: The Names and addresses of the incorporators are as follows:

NAMES	ADDRESSES

S.C. Rocker	700 S. Flower St., Suite 1010
Los Angeles, CA 90017

M.A. Shelton	700 S. Flower St., Suite 1010
Los Angeles, CA 90017

K. McManon	700 S. Flower St., Suite 1010
Los Angeles, CA 90017

          SEVENTH: At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.
          IN WITNESS WHEREOF, we, the incorporators of the above named corporation, have hereunto signed this Certificate of incorporation on the (Illegible) day of January, (Illegible).

/s/ Illegible
(Illegible), Incorporator

/s/ Illegible
(Illegible), Incorporator

/s/ Illegible
(Illegible), Incorporator